Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

SELECTED, PRELIMINARY, UNAUDITED, UNREVIEWED 2007 SECOND QUARTER
FINANCIAL INFORMATION

PROVO, UTAH, August 24, 2007 — Nature’s Sunshine Products, Inc. (the “Company” or “Nature’s Sunshine”), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced selected, preliminary, unaudited, unreviewed financial information for the three month period and six month period ended June 30, 2007, as compared to the same periods in 2006.

The Company cautioned that these financial results are preliminary, have not been audited or reviewed by an independent registered public accounting firm and may be subject to significant adjustment in connection with further reviews by the Company and its Audit Committee . In February 2007, the Company engaged Deloitte & Touche LLP (“Deloitte”) as its independent registered public accounting firm. The audit of the Company’s financial statements for 2006, 2005 and 2004 is in process.

Nature’s Sunshine intends to continue to provide selected, preliminary, unaudited, unreviewed financial information to its shareholders and the financial community in future press releases until such time as the Company is able to resume filing periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Selected, Preliminary, Unaudited, Unreviewed Financial Information for 2007 Second Quarter

For the three months ended June 30, 2007, the Company’s sales revenue amounted to $90 million, equal to the same period of 2006.  Sales increased in international markets by approximately 1.8% offset by a sales decrease in the United States of approximately 2.5%.  The Company’s operating income increased to $4.7 million in the three months ended June 30, 2007, compared to operating income of $1.7 million in the same period of 2006.  The second quarter 2007 increase in operating income was primarily a result of decreased costs of approximately $2.2 million incurred last year with regard to the previously disclosed internal investigation, and increased sales and reduced costs in certain international markets, offset in part by increased employment costs.

For the six months ended June 30, 2007, the Company’s sales revenue increased to $185 million, compared to $181 million in the same period of 2006.  The sales increase was due to continued sales growth of approximately 4.7% in the Company’s international markets and a sales decrease in the United States of approximately 1.3%.  The Company’s operating income increased to $8.4 million for the six months ended June 30, 2007, compared to $0.3 million for the same period of 2006.  The increase in operating income was primarily a result of reduced costs associated with the previously disclosed internal investigation and the effect of increased sales in certain international markets, offset in part by increased employment costs.  During the six months ended June 30, 2007 and 2006, the Company incurred approximately $0.5 million and $5.5 million, respectively, in professional fees related to the internal investigation.

The Company’s balance sheet remains strong.  As of June 30, 2007, working capital totaled approximately $59 million and cash and cash equivalents totaled approximately $47 million.  In addition, the Company had no long term debt.

Nature’s Sunshine had approximately 739,000 distributors worldwide on June 30, 2007, compared to approximately 671,000 distributors on June 30, 2006.  The number of Company managers worldwide was approximately 27,000 on June 30, 2007, compared to approximately 22,000 managers on June 30, 2006.

Cautionary Statement Regarding Preliminary Financial Results

The Company will file audited financial statements for the years ended December 31, 2006, 2005 and 2004 with the SEC as soon as practical. At this time, the Company can provide no estimate as to when it will file its audited financial statements.  Accordingly, in the interest of providing reasonably current financial information to Company shareholders and the financial community, the Company has elected to publicly disclose the selected, preliminary, unaudited, unreviewed financial information set forth in this release.  The Company intends to continue providing selected, preliminary, unaudited, unreviewed financial information on a periodic basis until it is able to restore its compliance with the reporting requirements of the Exchange Act.

As previously disclosed, the Company’s inability to comply with SEC reporting requirements, and the facts surrounding the previously disclosed internal investigation, have led to various inquiries, requests for documents and proceedings by government agencies.  The Company is continuing to address these matters, but it cannot predict what impact, if any, and the materiality of such impact, if any, the conclusion of these matters may have on the Company’s financial statements.

Nature’s Sunshine cautions its shareholders and the financial community that the selected, preliminary, unaudited, unreviewed financial information set forth in this release, as well as any such information released by the Company in the future, is incomplete and is subject to significant adjustment as a result of the Company’s review of its financial information. The selected, preliminary financial information set forth in this release is unaudited and unreviewed, is subject to change for a number of reasons, including adjustments resulting from further review by the Company, and adjustments resulting from the Audit Committee’s review of completed financial statements.  The results of the Company’s further review of its financial statements may lead to material changes to the Company’s financial statements, including those covering the periods presented in this release.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products.  In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, The Philippines, Australia, Hong Kong, Taiwan and the Russian Federation.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand and Norway.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee, modification of the Company’s accounting practices,  foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:
	Stephen M. Bunker	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

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SELECTED PRELIMINARY FINANCIAL INFORMATION

(Amounts in Thousands)

INCOME STATEMENT DATA	For The Three Months Ended June 30		For The Six Months Ended June 30
	(unreviewed)		(unreviewed)
	2007	2006	2007	2006
Net Sales Revenue	$90,217	$90,337	$184,698	$181,153

Cost of Goods Sold	15,571	16,807	33,942	35,567
Volume Incentives	35,297	36,416	71,554	72,588
Selling, General and Administrative	34,636	35,456	70,767	72,686

Operating Income	4,713	1,658	8,435	312

BALANCE SHEET DATA	As of June 30	As of December 31
	(unreviewed)	(unaudited)
	2007	2006
Cash and Cash Equivalents	$46,840	$42,640
Inventories	37,052	38,679
Property, Plant and Equipment (net)	29,760	30,511
Long-Term Investments	6,029	5,928
Line of Credit	—	—
Accounts Payable	7,626	9,831
Accrued Volume Incentives	15,928	14,859
Accrued Liabilities	27,705	22,305
Working Capital	58,643	49,634

The information contained in this selected, preliminary, unaudited, and unreviewed financial information may be subject to significant adjustment.  This information has not been reviewed or audited.